Thornburg Investment Trust 485BPOS

Exhibit 99(a)(40)

THORNBURG INVESTMENT TRUST
FORTIETH AMENDMENT AND SUPPLEMENT TO
AGREEMENT AND DECLARATION OF TRUST

THIS FORTIETH AMENDMENT AND SUPPLEMENT is made by Garrett Thornburg, Sally Corning, Susan H. Dubin, David L. Gardner, Brian J. McMahon, Patrick J. Talamantes, Owen D. Van Essen and James W. Weyhrauch (the “Trustees”).

The Thornburg Investment Trust (the “Trust”) was formed on June 3, 1987 by an Agreement and Declaration of Trust - Limited Term Trust dated June 3, 1987 (the “Declaration of Trust”). Section 3.1 of the Declaration of Trust permits the creation of new series of shares in addition to the series established and designated in Section 3.2.

Accordingly, by execution of this Amendment and Supplement, the Trustees effect the following amendment to the Declaration of Trust.

Creation of New Series

The Trustees establish a new series of shares designated “Thornburg Core Plus Bond Fund” effective May 17, 2023. The new series will have the relative rights and preferences described in Section 3.2 of the Declaration of Trust.

The Trustees effect this amendment as of May 17, 2023 and direct the Trust’s president to file, or cause to be filed, this Amendment and Supplement in the appropriate governmental offices.

/s/ Garrett Thornburg	/s/ Brian J. McMahon
Garrett Thornburg	Brian J. McMahon

/s/ Sally Corning	/s/ Patrick J. Talamantes
Sally Corning	Patrick J. Talamantes

/s/ Susan H. Dubin	/s/ Owen D. Van Essen
Susan H. Dubin	Owen D. Van Essen

/s/ David L. Gardner	/s/ James W. Weyhrauch
David L. Gardner	James W. Weyhrauch